Exhibit 5.1

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Davis Polk & Wardwell llp	212 450 4000 tel
450 Lexington Avenue	212 701 5800 fax
New York, NY 10017
December 2, 2011
Verisk Analytics, Inc.
545 Washington Boulevard
Jersey City, NJ 07310-1686
Ladies and Gentlemen:
We have acted as special counsel for Verisk Analytics, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-173135) (the “Registration Statement”) filed by the Company and the subsidiary guarantors named therein (the “Guarantors”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration by the Company of $250,000,000 aggregate principal amount of its 4.875% Senior Notes due 2019 (the “Notes”) and by the Guarantors of full and unconditional guarantees of the Notes (the “Guarantees” and together with the Notes, the “Securities”). The Securities are to be issued pursuant to an Indenture dated as of April 6, 2011 (the “Base Indenture”) among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture (together with the Base Indenture, the “Indenture”) to be entered into among the Company, the Guarantors and the Trustee, and to be sold pursuant to an Underwriting Agreement dated as of December 1, 2011 (the “Underwriting Agreement”) among the Company, the Guarantors and the several underwriters named in Schedule A thereto.
We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.
Based upon the foregoing, we advise you that, in our opinion, when the Securities have been duly executed, authenticated, issued and delivered in accordance with the Indenture and the Underwriting Agreement against payment therefor, the Securities will constitute valid and binding obligations of the Company and the Guarantors, as applicable, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

In rendering the opinion above, we have assumed that each party to the Indenture and the Securities (collectively, the “Documents”) has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its organization. In addition, we have assumed that (i) the execution, delivery and performance by each party thereto of each Document to which it is a party, (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment and (ii) each Document is a valid, binding and enforceable agreement of each party thereto (other than as expressly covered above in respect of the Company and the Guarantors).
We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that we express no opinion as to any law, rule or regulation that is applicable to the Company, the Guarantors, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.
We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement. In addition, we consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
This opinion is rendered solely to you in connection with the above matter.
Very truly yours,
/s/ Davis Polk & Wardwell LLP